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EXHIBIT 99

FOR IMMEDIATE RELEASE

AT JOHNSON OUTDOORS INC.
PAUL LEHMANN                   CYNTHIA GEORGESON
VP AND CHIEF FINANCIAL OFFICER               VP- WORLDWIDE COMMUNICATION
262-631-6600                                                              262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
SECOND QUARTER RESULTS

Racine, Wisconsin, May 10, 2005 - Johnson Outdoors Inc. (Nasdaq: JOUT) today announced an increase in net sales and slightly lower net income for the fiscal quarter ended April 1, 2005. The Company benefited from another strong performance by the Marine Electronics business unit and reduced operating losses in Watercraft. Second quarter results also reflected the anticipated slow-down of military tent sales in Outdoor Equipment and the impact of soft markets and sluggish profits in Diving.

Total Company net sales in the second quarter rose 11.1% over the comparable 2004 period due solely to the addition of the Humminbird® brand, which was acquired in May 2004 and added $15.8 million to Marine Electronics' sales this quarter. The planned discontinuance of low-margin specialty boats resulted in the unfavorable comparison year-on-year in Watercraft revenues. Diving sales benefited from favorable currency translation ($0.6 million), however not enough to reduce the impact of soft markets worldwide. The projected decline of military tent sales accounted for the majority of the reduction in sales during the quarter in Outdoor Equipment.

Operating profit declined $0.3 million in the second quarter versus the same period last year. Humminbird® added $2.0 million to operating profit for the quarter, and increased efficiency in manufacturing drove the $1.1 million improvement in Watercraft operating losses. In Diving, lower sales and lower margins unfavorably impacted profits as investments in innovation and restructuring efforts have yet to take effect. Declines in military tent sales accounted for the majority of the profit shortfall in Outdoor Equipment. The Company incurred $1.0 million in costs related to the recently terminated privatization initiative compared to $0.3 million during the second quarter last year. Net income for the quarter of $4.7 million ($0.54 diluted earnings per share) compared to $4.8 million ($0.55 diluted earnings per share) in the comparable 2004 period.

“Marine Electronics continues to drive growth and, after two years of hard work, Watercraft is stronger, less complex and more competitive. Efforts to rebuild momentum in Diving amidst a struggling marketplace and to ensure better balance in performance across the Outdoor Equipment portfolio are well underway. We are committed to doing what’s right to ensure Johnson Outdoors and all our businesses are sustainable, profitable and viable for the long-term,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc.

YEAR-TO-DATE
Increased net sales (14.3%) over the same six-month period last year were due almost solely to the addition of Humminbird®, which added $24.8 million to sales and offset shortfalls in all other business units. Operating profit fell $1.7 million below the comparable 2004 period due to a sharp drop in Diving profits driven by a combination of lower sales and gross margins, new product development spending and initial restructuring costs in Europe. Operating losses improved by $1.8 million in the Company’s Watercraft business unit year-to-date. Net income for the first half was $3.7 million, or $0.42 per diluted share, down from $5.0 million or $0.57 per diluted share in the year ago first half.

The Company cautions investors not to rely on financial projections for 2005 and 2006 included in its shareholder proxy dated February 15, 2005 due to current developments in the military and Diving markets.

“With the arrival of warmer weather, we shift focus from customer sell-in to consumer sell-thru. This is the time when weather and economy can have the biggest impacts - positive or negative - on our businesses,” observed Ms. Johnson-Leipold. “We have stepped up investment in innovation over the past two years to better provide a strong pipeline of new products that are designed to represent the best price/value option in the marketplace. Those investments are paying off as new product sales reflect about a third of total revenue.”

FINANCIAL HIGHLIGHTS
Reduced interest costs and favorable currency gains year-to-date helped reduce the operating profit shortfall from the prior year by $0.7 million, resulting in pretax profit of $6.9 million, $1.0 million below a year ago. The effective tax rate stands at 46.5% year-to-date, subject to a final determination regarding the deductibility of costs incurred related to the recently terminated privatization initiative.

The Company’s debt to total capitalization stands at 23% at the end of the quarter versus 30% at April 2, 2004. Debt, net of cash, increased due to the $28 million acquisition of Humminbird® in May of 2004 and stands at $40.0 million versus $30.9 million at April 2, 2004. Depreciation and amortization in the quarter was $2.4 million and year-to-date was $5.0 million. Both are greater than last year’s $2.1 million and $3.9 million respectively due to the impact from the acquisition of Humminbird®. Capital spending totaled $1.8 million for the quarter and $3.5 million year-to-date compared with last year’s $2.0 million and $3.4 million respectively.

“Improved working capital management during the customary seasonal build has led to enhanced liquidity of the operations. Rising commodity costs have affected margins in all businesses, but were mitigated in large part by cost reduction efforts. Cash balances will grow as account receivables come due in the second half of the year. Our balance sheet is strong and healthy,” said Paul Lehmann, Vice President and Chief Financial Officer.

ANNUAL SHAREHOLDER MEETING
The Company has now scheduled its annual shareholder meeting on July 26, 2005 in Racine, Wisconsin beginning at 10:00 a.m. Central Time. The record date for the annual meeting is June 3, 2005. Details and items to be considered at the meeting will be in the Company’s forthcoming proxy.

WEBCAST
The webcast may be accessed in listen-only mode at Johnson Outdoors’ home page at www.johnsonoutdoors.com as well as through www.fulldisclosure.com. A replay will be available on the above web sites, or by dialing 888-286-8010 or 617-801-6888 and providing confirmation code 43991833. The replay will be available through May 17, 2005 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky™ kayaks; Minn Kota® motors; Humminbird® fishfinders; Scubapro® and UWATEC® dive equipment; and, Eureka! ® tents. The company has 24 locations around the world, employs 1,500 people and reported annual sales of $355 million in 2004.
Visit Johnson Outdoors online at www.JohnsonOutdoors.com.

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military tent business; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; unanticipated events related to the terminated Buy-Out transaction; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- - - FINANCIAL TABLES FOLLOW - - -

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		SIX MONTHS ENDED
	April 1 2005	April 2 2004	April 1 2005	April 2 2004
Net sales	$106,168	$95,595	$181,150	$158,536
Cost of sales	60,394	53,316	105,104	89,287
Gross profit	45,774	42,279	76,046	69,249
Operating expenses	37,376	33,593	67,722	59,218
Operating profit	8,398	8,686	8,324	10,031
Interest expense, net	1,027	980	2,118	2,184
Other (income) expense, net	(603)	68	(721)	(53)
Income before income taxes	7,974	7,638	6,927	7,900
Income tax expense	3,236	2,842	3,221	2,944
Net income	$4,738	$4,796	$3,706	$4,956
Basic earnings per common share	$0.55	$0.56	$0.43	$0.58
Diluted earnings per common share	$0.54	$0.55	$0.42	$0.57
Diluted average common shares outstanding	8,776	8,766	8,777	8,732
Segment Results
Net sales:
Marine electronics	$47,193	$31,883	$74,991	$49,892
Outdoor equipment	20,868	24,170	39,719	39,972
Watercraft	19,011	19,693	31,077	32,133
Diving	19,243	20,048	35,568	36,990
Other/eliminations	(147)	(199)	(205)	(451)
Total	$106,168	$95,595	$181,150	$158,536
Operating profit (loss):
Marine electronics	$9,214	$7,517	$12,101	$10,556
Outdoor equipment	3,060	4,451	6,467	6,932
Watercraft	(964)	(2,062)	(3,783)	(5,573)
Diving	1,450	3,065	1,314	4,750
Other/eliminations	(4,362)	(4,285)	(7,775)	(6,634)
Total	$8,398	$8,686	$8,324	$10,031
Balance Sheet Information (End of Period)
Cash and short-term investments			$11,338	$36,241
Accounts receivable, net			89,141	80,646
Inventories, net			69,411	67,746
Total current assets			187,533	198,608
Total assets			286,238	281,410
Short-term debt			13,488	15,755
Total current liabilities			72,600	69,329
Long-term debt			37,800	51,365
Shareholders’ equity			168,447	154,087

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